Exhibit 10.5

Execution Copy

SECOND AMENDED AND RESTATED

PROMISSORY NOTE

(this “Amendment”)

Principal Amount: up to $3,500,000	Dated as of August 2, 2024
Cayman Islands

WHEREAS, the Maker and the Payee have mutually agreed to the Promissory Note signed on October 4, 2023.

WHEREAS, the Maker and the Payee have mutually agreed to amend and restate the Promissory Note signed on February 28, 2024.

This Amendment supersedes the Promissory Note signed on October 4, 2023 and the First Amendment signed on February 28, 2024.

FOR VALUE RECEIVED, Iris Acquisition Corp, a Delaware corporation, with offices at 3rd Floor Zephyr House 122 Mary Street, George Town PO Box 10085 Grand Cayman KY1-1001, Cayman Islands (the “Maker”), promises to pay to the order of Liminatus Pharma LLC, a Delaware limited liability company or its registered assigns or successors in interest (the “Payee”), the principal equal to the sum of all amounts that have been advanced (each such advance, an “Advance”) to Maker by Payee as set forth on the Schedule I attached hereto, which, such amount, in the aggregate, shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Principal Amount”) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Amendment shall be made by check or wire transfer of immediately available funds, or as otherwise determined by Maker, to such account as Payee may from time to time designate by Notice (as defined in Section 6) to Maker in accordance with the provisions of this Amendment.

1.Maturity and Repayment. The principal balance of this Amendment shall be payable by Maker at the earlier of (i) closing of the Business Combination (as defined in that certain Business Combination Agreement (“Business Combination Agreement”) dated November 30, 2022, by and among Maker, Payee and certain others named therein) or (ii) the date that is thirty (30) days following the termination of the Business Combination Agreement; provided, however, in the event Maker commences liquidation proceedings within such thirty (30) day period, this Amendment shall be cancelled and all amounts due hereunder, including all principal and accrued interest, shall be forgiven (the “Maturity Date”). The outstanding balance of this Amendment, as indicated under Schedule I, shall be payable by the Maker to the Payee from the proceeds of the Business Combination. Nothing in this Amendment shall require Payee to deliver or fund any amount or payment (excluding any Advances up to the Principal Amount) to any party in order for Payee to receive repayment of all Advances made or any portion thereof, in accordance with this Amendment. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder or sponsor of Maker, be obligated personally for any obligations or liabilities of Maker hereunder.

2.Interest. Interest, compounded annually, shall accrue on each unpaid Advance made under this Amendment at the rate of 5% per annum.

3.Drawdown Requests; Advances. The Principal Amount may be drawn down from time to time prior to the Maturity Date, upon request from the Maker to the Payee (each, a “Drawdown Request”) as per the Maker’s working capital needs in connection with the Business Combination. Each Drawdown Request must state (i) the amount to be drawn down and (ii) a detailed illustration of the use of funds applicable to each such Drawdown Request. The Payee shall fund an Advance equal to the amount of each such Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the aggregate amount of Drawdown Requests and associated Advances outstanding under this Amendment at any one time may not exceed the Principal Amount. No fees, payments or other amounts shall be due to the Payee in connection with, or as a result of, any Drawdown Request by the Maker. Payee is hereby authorized to record on Schedule I hereto, and any continuation sheets which Payee may attach thereto, (a) the date and amount of each Advance to Maker made pursuant to a Drawdown Request and the initial interest rate applicable thereto, (b) the date and amount of each payment or prepayment of principal of any Advances and (c) the name of the person making notations with respect to (a) and (b). No failure to so record or any error in so recording shall affect the obligation of Maker to repay the Advances hereunder, together with interest thereon, as provided in this Amendment, and the outstanding principal balance of the Advances as set forth in Schedule I shall be presumed to be correct.

4.Acknowledgement of Principal Received. Notwithstanding the introductory paragraph and Principal Amount, Maker acknowledges and agrees that, as of the date hereof, Maker has received from Payee eleven Advances as indicated on Schedule I, the aggregate amount of which shall be considered included within the Principal Amount. Pursuant to the preceding sentence and for the avoidance of doubt, Eight Hundred Eighty-One Thousand Five Hundred dollars ($881,500) is the remaining amount of the Principal Amount available to Maker as of the date of this Amendment.

5.Use of Funds. Maker understands and agrees that all funds advanced to Maker under this Amendment shall only be used for costs and expenses in connection with preparing and filing Maker’s S- 4 registration statement and the consummation of the Business Combination.

6.Payment; Event of Default. Notwithstanding Section 1 above, the unpaid outstanding principal (plus accrued but unpaid interest) shall, at the option of the Payee, become due and payable without notice or demand, upon the happening of any one of the following specified events (each, an “Event of Default”): (a) the Maker shall fail to pay any principal or interest when due; (b) use any Advance or portion of any Advance in any matter contrary to Section 5 or this Amendment; (c) the Maker shall fail to discharge and pay any material judgments entered against it; or (d) the Maker shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) commence a voluntary case under Title 11 of the United States Code as from time to time in effect; (iii) file an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seek, consent to or acquiesce in the relief therein provided, or fail to controvert timely the material allegations of any such petition; (iv) have an order for relief entered against the Maker in any involuntary case commenced under said Title 11; (v) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (vi) have an order entered against the Maker by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation (other than a liquidation commenced by Maker following termination of the Business Combination Agreement), reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) make a general assignment for the benefit of its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its assets.

7.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be made in accordance with the Business Combination Agreement.

8.Construction. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

9.Severability. Any provision contained in this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of both Market and Payee.

11.Assignment. No assignment or transfer of this Amendment or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto. Any attempted assignment without the required consent shall be void. This Amendment shall be binding upon and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Maker and Payee, intending to be legally bound hereby, has caused this Amendment to be duly executed by the undersigned as of the day and year first above written.

IRIS ACQUISITION CORP

By:	/s/ Sumit Mehta
Name:	Sumit Mehta
Title:	Chief Executive Officer

LIMINATUS PHARMA LLC

By:	/s/ Chris Kim
Name:	Chris Kim
Title:	Chief Executive Officer

SCHEDULE I

Date	Amount of Advance	Amount of Principal Payment or Prepayment	Notion Made By
August 2, 2023	$250,000		Liminatus Pharma LLC
September 11, 2023	$100,000		Liminatus Pharma LLC
November 27, 2023	$200,000		Liminatus Pharma LLC
December 11, 2023	$200,000		Liminatus Pharma LLC
December 21, 2023	$68,500		Liminatus Pharma LLC
January 5, 2024	$700,000		Liminatus Pharma LLC
April 2, 2024	$250,000		Liminatus Pharma LLC
May 7, 2024	$30,000		Liminatus Pharma LLC
May 13, 2024	$220,000		Liminatus Pharma LLC
June 3, 2024	$300,000		Liminatus Pharma LLC
August 1, 2024	$300,000		Liminatus Pharma LLC